EXHIBIT 99.2

KAR Auction Services, Inc.
First Quarter 2022 Supplemental Financial Information
May 3, 2022

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.
The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) from continuing operations for the periods presented:

	Three Months Ended March 31, 2022
(Dollars in millions), (Unaudited)	ADESA	AFC	Consolidated
Net income (loss) from continuing operations	$(39.4)	$31.0	$(8.4)
Add back:
Income taxes	(15.1)	10.4	(4.7)
Interest expense, net of interest income	13.2	12.3	25.5
Depreciation and amortization	23.9	2.1	26.0
Intercompany interest	0.1	(0.1)	—
EBITDA	(17.3)	55.7	38.4
Non-cash stock-based compensation	4.4	0.8	5.2
Acquisition related costs	0.3	—	0.3
Securitization interest	—	(10.4)	(10.4)
(Gain)/Loss on asset sales	(0.1)	—	(0.1)
Severance	3.2	0.2	3.4
Foreign currency (gains)/losses	1.2	—	1.2
Net change in unrealized (gains) losses on investment securities	—	3.0	3.0
Professional fees related to business improvement efforts	7.3	0.8	8.1
Total addbacks/(deductions)	16.3	(5.6)	10.7
Adjusted EBITDA	$(1.0)	$50.1	$49.1

	Three Months Ended March 31, 2021
(Dollars in millions), (Unaudited)	ADESA	AFC	Consolidated
Net income (loss) from continuing operations	$(30.5)	$56.7	$26.2
Add back:
Income taxes	5.0	19.5	24.5
Interest expense, net of interest income	21.3	9.3	30.6
Depreciation and amortization	24.5	2.4	26.9
Intercompany interest	0.1	(0.1)	—
EBITDA	20.4	87.8	108.2
Non-cash stock-based compensation	4.4	0.7	5.1
Acquisition related costs	1.3	—	1.3
Securitization interest	—	(6.8)	(6.8)
(Gain)/Loss on asset sales	—	(0.8)	(0.8)
Severance	0.2	0.2	0.4
Foreign currency (gains)/losses	2.2	—	2.2
Contingent consideration adjustment	11.2	—	11.2
Net change in unrealized (gains) losses on investment securities	—	(43.5)	(43.5)
Other	0.2	(0.3)	(0.1)
Total addbacks/(deductions)	19.5	(50.5)	(31.0)
Adjusted EBITDA	$39.9	$37.3	$77.2

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters (total KAR results, including the ADESA U.S. physical auctions shown as discontinued operations). The following table reconciles EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	March 31, 2022
Net income (loss)	$11.5	$(1.0)	$5.1	$(0.3)	$15.3
Less: Income from discontinued operations	26.8	25.9	(10.1)	8.1	50.7
Income (loss) from continuing operations	(15.3)	(26.9)	15.2	(8.4)	(35.4)
Add back:
Income taxes	2.4	10.3	(22.1)	(4.7)	(14.1)
Interest expense, net of interest income	30.8	31.7	31.7	25.5	119.7
Depreciation and amortization	27.4	27.4	28.2	26.0	109.0
EBITDA	45.3	42.5	53.0	38.4	179.2
Non-cash stock-based compensation	4.3	3.6	1.3	5.2	14.4
Acquisition related costs	1.6	2.1	2.1	0.3	6.1
Securitization interest	(6.8)	(7.9)	(8.3)	(10.4)	(33.4)
(Gain)/Loss on asset sales	—	—	0.1	(0.1)	—
Severance	0.6	0.8	1.5	3.4	6.3
Foreign currency (gains)/losses	0.4	0.1	1.1	1.2	2.8
Contingent consideration adjustment	4.5	4.4	4.2	—	13.1
Net change in unrealized (gains) losses on investment securities	11.9	20.9	9.3	3.0	45.1
Professional fees related to business improvement efforts	—	—	—	8.1	8.1
Other	0.3	0.1	—	—	0.4
Total addbacks/(deductions)	16.8	24.1	11.3	10.7	62.9
Adjusted EBITDA from continuing ops	$62.1	$66.6	$64.3	$49.1	$242.1
Adjusted EBITDA from discontinued ops	54.4	30.0	33.6	22.6	140.6
Adjusted EBITDA	$116.5	$96.6	$97.9	$71.7	$382.7

Results of Operations

KAR Results

	Three Months Ended March 31,
(Dollars in millions except per share amounts)	2022	2021
Revenues from continuing operations
Auction fees	$101.4	$102.5
Service revenue	137.5	146.3
Purchased vehicle sales	46.3	55.2
Finance-related revenue	84.2	65.8
Total revenues from continuing operations	369.4	369.8
Cost of services*	210.8	203.8
Gross profit*	158.6	166.0
Selling, general and administrative	118.9	107.3
Depreciation and amortization	26.0	26.9
Operating profit	13.7	31.8
Interest expense	25.6	30.8
Other (income) expense, net	1.2	(49.7)
Income (loss) from continuing operations before income taxes	(13.1)	50.7
Income taxes	(4.7)	24.5
Net income (loss) from continuing operations	$(8.4)	$26.2
Net income from discontinued operations	8.1	24.7
Net income (loss)	$(0.3)	$50.9
Net income (loss) from continuing operations per share
Basic	$(0.16)	$0.10
Diluted	$(0.16)	$0.10

* Exclusive of depreciation and amortization
Overview of KAR Results for the Three Months Ended March 31, 2022 and 2021
Discontinued Operations
The financial performance of the ADESA U.S. physical auction business is presented as discontinued operations. As a result, revenue, cost of services and all costs of discontinued operations are presented as one line item in the above table as "Net income from discontinued operations."
Overview
For the three months ended March 31, 2022, we had revenue of $369.4 million compared with revenue of $369.8 million for the three months ended March 31, 2021, a decrease of less than 1%. Businesses acquired in the last 12 months accounted for an increase in revenue of $18.0 million or 5% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $0.9 million, or 3%, to $26.0 million for the three months ended March 31, 2022, compared with $26.9 million for the three months ended March 31, 2021. The decrease in depreciation and amortization was primarily the result of fixed assets that have become fully depreciated and a reduction in assets placed in service.

Interest Expense
Interest expense decreased $5.2 million, or 17%, to $25.6 million for the three months ended March 31, 2022, compared with $30.8 million for the three months ended March 31, 2021. The decrease was primarily attributable to an unrealized gain of $8.7 million related to the discontinuance of hedge accounting for the interest rate swaps, partially offset by an increase in interest expense at AFC of $3.0 million, which resulted from an increase in the average finance receivables balance for the three months ended March 31, 2022, as compared with the three months ended March 31, 2021.
Other (Income) Expense, Net
For the three months ended March 31, 2022, we had other expense of $1.2 million compared with other income of $49.7 million for the three months ended March 31, 2021. The increase in other expense was primarily attributable to unrealized losses on investment securities of approximately $3.0 million for the three months ended March 31, 2022, compared with unrealized gains on investment securities of approximately $43.5 million for the three months ended March 31, 2021, as well as a reduction in realized gains of approximately $17.0 million, partially offset by a decrease in contingent consideration valuation adjustments of $11.2 million, a decrease in foreign currency losses of $1.0 million and other miscellaneous items aggregating $0.4 million.
The Company invests in certain early-stage automotive companies and funds that relate to the automotive industry. We believe these investments have resulted in the expansion of relationships in the vehicle remarketing industry. There were no realized gains on these investments for the three months ended March 31, 2022. The Company had unrealized losses of $3.0 million for the three months ended March 31, 2022. Any future changes in the fair value of these investment securities will be reflected as unrealized gains or losses until these securities are sold.
Income Taxes
We had an effective tax rate of 35.9% on a pre-tax loss for the three months ended March 31, 2022, compared with an effective tax rate of 48.3% for the three months ended March 31, 2021. The effective tax rate for the three months ended March 31, 2022 was favorably impacted by deductions for stock-based compensation. The effective tax rate for the three months ended March 31, 2021 was unfavorably impacted by the expense for the increase in the estimated value of contingent consideration for which no tax benefit has been recorded.
Net Income from Discontinued Operations
In February 2022, the Company announced that it had entered into a definitive agreement with Carvana, pursuant to which Carvana will acquire the ADESA U.S. physical auction business from KAR. As such, the financial results of the ADESA U.S. physical auction business have been accounted for as discontinued operations for all periods presented. For the three months ended March 31, 2022 and 2021, the Company's financial statements included income from discontinued operations of $8.1 million and $24.7 million, respectively.
Impact of Foreign Currency
For the three months ended March 31, 2022, fluctuations in the euro exchange rate decreased revenue by $3.1 million and had no impact on operating profit or net income. For the three months ended March 31, 2022, fluctuations in the Canadian exchange rate did not have a material impact on revenue, operating profit or net income.

ADESA Results

	Three Months Ended March 31,
(Dollars in millions, except per vehicle amounts)	2022	2021
Auction fees	$101.4	$102.5
Service revenue	137.5	146.3
Purchased vehicle sales	46.3	55.2
Total ADESA revenue from continuing operations	285.2	304.0
Cost of services*	195.8	190.3
Gross profit*	89.4	113.7
Selling, general and administrative	108.4	98.5
Depreciation and amortization	23.9	24.5
Operating profit (loss)	$(42.9)	$(9.3)

Commercial vehicles sold	174,000	320,000
Dealer consignment vehicles sold	177,000	138,000
Total vehicles sold	351,000	458,000
Auction fees per vehicle sold	$289	$224
Gross profit per vehicle sold*	$255	$248
Gross profit percentage, excluding purchased vehicles*	37.4%	45.7%
On-premise mix	14%	12%
Off-premise mix	86%	88%

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended March 31, 2022 and 2021
Revenue
Revenue from ADESA decreased $18.8 million, or 6%, to $285.2 million for the three months ended March 31, 2022, compared with $304.0 million for the three months ended March 31, 2021. The decrease in revenue was the result of a decrease in the number of vehicles sold, partially offset by an increase in average revenue per vehicle sold. Businesses acquired in the last 12 months accounted for an increase in revenue of $18.0 million. The change in revenue included the impact of a decrease in revenue of $3.1 million due to fluctuations in the euro exchange rate.
On-premise marketplace sales are initiated online for vehicles at any of our locations across Canada and include ADESA Simulcast, Simulcast+ and DealerBlock sales. Off-premise marketplace sales are initiated online and include Openlane, BacklotCars, CARWAVE, TradeRev and ADESA Europe sales. The 23% decrease in the number of vehicles sold was comprised of a decline in both on-premise and off-premise commercial volumes aggregating 46%, partially offset by an increase in both on-premise and off-premise dealer consignment volumes aggregating 28%. The decrease in the number of vehicles sold was driven by a lack of supply caused by high vehicle values.
Auction fees per vehicle sold for the three months ended March 31, 2022 increased $65, or 29%, reflecting higher vehicle values and a smaller mix of lower-fee commercial off-premise vehicles.
Service revenue for the three months ended March 31, 2022 decreased $8.8 million, or 6%, primarily as a result of a decrease in inspection service revenue and transportation revenue resulting from the decrease in vehicles sold, partially offset by an increase in repossession fees and reconditioning revenue. Typically consigned vehicles located at our facilities utilize our service offerings at a higher rate than off-premise vehicles.

Gross Profit
For the three months ended March 31, 2022, gross profit for ADESA decreased $24.3 million, or 21%, to $89.4 million, compared with $113.7 million for the three months ended March 31, 2021. Cost of services increased 3% for the three months ended March 31, 2022, while revenue decreased 6% during the same period. Gross profit for ADESA was 31.3% of revenue for the three months ended March 31, 2022, compared with 37.4% of revenue for the three months ended March 31, 2021. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 37.4% and 45.7% for the three months ended March 31, 2022 and 2021, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold. Businesses acquired in the last 12 months accounted for an increase in cost of services of $9.6 million for the three months ended March 31, 2022.
Gross profit as a percentage of revenue decreased for the three months ended March 31, 2022 as compared with the three months ended March 31, 2021, primarily due to the 23% decrease in vehicles sold. A decline in the mix of off-premise commercial vehicles sold also resulted in a reduction of gross profit as a percentage of revenue. In addition, the net gross profit on purchased vehicles was lower and there were no benefits taken under the Canada Emergency Wage Subsidy in the first quarter of 2022, resulting in a reduction to gross profit as a percentage of revenue.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $9.9 million, or 10%, to $108.4 million for the three months ended March 31, 2022, compared with $98.5 million for the three months ended March 31, 2021, primarily as a result of an increase in professional fees of $6.3 million, increases in selling, general and administrative expenses associated with acquisitions of $4.2 million, severance of $2.2 million and bad debt expense of $1.3 million, partially offset by decreases in incentive-based compensation of $3.8 million, information technology costs of $1.0 million and miscellaneous expenses aggregating $0.5 million. In addition, there was no Employee Retention Credit provided under the Canada Emergency Wage Subsidy for the three months ended March 31, 2022, compared with a credit of $1.2 million for the three months ended March 31, 2021.

AFC Results

	Three Months Ended March 31,
(Dollars in millions except volumes and per loan amounts)	2022	2021
Finance-related revenue
Interest and fee income	$83.4	$68.6
Other revenue	2.2	2.0
Provision for credit losses	(1.4)	(4.8)
Total AFC revenue	84.2	65.8
Cost of services*	15.0	13.5
Gross profit*	69.2	52.3
Selling, general and administrative	10.5	8.8
Depreciation and amortization	2.1	2.4
Operating profit	$56.6	$41.1

Loan transactions	372,000	372,000
Revenue per loan transaction	$226	$177
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended March 31, 2022 and 2021
Revenue
For the three months ended March 31, 2022, AFC revenue increased $18.4 million, or 28%, to $84.2 million, compared with $65.8 million for the three months ended March 31, 2021. The increase in revenue was primarily the result of a 28% increase in revenue per loan transaction.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $49, or 28%, primarily as a result of an increase in loan values, a decrease in provision for credit losses for the three months ended March 31, 2022, an increase in interest yields and an increase in floorplan fees and other fee income per unit.
The provision for credit losses decreased to 0.2% of the average managed receivables for the three months ended March 31, 2022 from 1.0% for the three months ended March 31, 2021.
Gross Profit
For the three months ended March 31, 2022, gross profit for the AFC segment increased $16.9 million, or 32%, to $69.2 million, or 82.2% of revenue, compared with $52.3 million, or 79.5% of revenue, for the three months ended March 31, 2021. The increase in gross profit as a percent of revenue was primarily the result of a 28% increase in revenue, partially offset by an 11% increase in cost of services. The increase in cost of services was primarily the result of increases in compensation expense of $0.5 million, incentive-based compensation of $0.4 million, lot check expenses of $0.3 million and credit check expenses of $0.3 million.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $1.7 million, or 19%, to $10.5 million for the three months ended March 31, 2022, compared with $8.8 million for the three months ended March 31, 2021 primarily as a result of increases in professional fees of $1.1 million, compensation expense of $0.4 million and other miscellaneous expenses aggregating $0.2 million.

LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Credit Facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facility.

	March 31,	December 31,	March 31,
(Dollars in millions)	2022	2021	2021
Cash and cash equivalents	$134.2	$177.6	$715.1
Restricted cash	26.3	25.8	52.5
Working capital	939.4	382.5	869.5
Amounts available under the Revolving Credit Facility*	224.0	325.0	325.0
Cash (used by) provided by operating activities for the three months ended	(9.5)		150.2
*    There were related outstanding letters of credit totaling approximately $27.3 million, $27.6 million and $29.8 million at March 31, 2022, December 31, 2021 and March 31, 2021, respectively, which reduced the amount available for borrowings under the Revolving Credit Facility.
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.
Summary of Cash Flows

	Three Months Ended March 31,
(Dollars in millions)	2022	2021
Net cash provided by (used by):
Operating activities - continuing operations	$(9.5)	$150.2
Operating activities - discontinued operations	(50.5)	(1.6)
Investing activities - continuing operations	(246.7)	(78.5)
Investing activities - discontinued operations	(11.8)	(0.7)
Financing activities - continuing operations	250.6	(121.8)
Financing activities - discontinued operations	22.0	33.1
Effect of exchange rate on cash	3.0	2.6
Net decrease in cash, cash equivalents and restricted cash	$(42.9)	$(16.7)
Cash flow used by operating activities (continuing operations) was $9.5 million for the three months ended March 31, 2022, compared with cash flow provided by operating activities of $150.2 million for the three months ended March 31, 2021. The decrease in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends and decreased profitability, partially offset by a net increase in non-cash item adjustments.
Net cash used by investing activities (continuing operations) was $246.7 million for the three months ended March 31, 2022, compared with $78.5 million for the three months ended March 31, 2021. The increase in net cash used by investing activities was primarily attributable to:
•an increase in the additional finance receivables held for investment of approximately $156.1 million; and
•a decrease in the proceeds from sale of investments of approximately $20.8 million;
partially offset by:
•a decrease in investments in securities of approximately $11.2 million.
Net cash provided by financing activities (continuing operations) was $250.6 million for the three months ended March 31, 2022, compared with net cash used by financing activities of $121.8 million for the three months ended March 31, 2021. The increase in net cash provided by financing activities was primarily attributable to:

•an increase in the additional obligations collateralized by finance receivables of approximately $195.6 million;
•an increase in the additional borrowings on lines of credit of approximately $102.7 million; and
•a decrease in the repurchase of common stock of approximately $80.8 million.
Expected Use of Proceeds from the Sale of the ADESA U.S. Physical Auction Business (the "Transaction")
The Company expects to generate gross proceeds from the sale of the U.S. physical auction business of $2.2 billion, $1.65 billion net of income taxes and transaction costs. The Transaction is expected to close in May 2022. Under terms of the Credit Agreement, unless reinvested, net cash proceeds from the Transaction must be used to repay Term Loan B-6 within three days of the Transaction. Accordingly, the net proceeds will be used to repay the outstanding amount on Term Loan B-6 and any outstanding amount on the Revolving Credit Facility within three days of the close of the Transaction. The terms of the senior notes specify that excess proceeds must be reinvested or used to pay down a portion of the senior notes. The Company expects to use any remaining proceeds to redeem, repay or otherwise retire the senior notes within 365 days of the close of the Transaction. The Company may issue additional debt and utilize such proceeds to redeem all senior notes at the time of the required redemption.